Exhibit 99.1

Edge Therapeutics Announces First Patient Randomized in Study of Intracisternal Administration of EG-1962 in Adults with Aneurysmal Subarachnoid Hemorrhage

BERKELEY HEIGHTS, N.J. – March 13, 2017 – Edge Therapeutics, Inc. (Nasdaq: EDGE), a clinical-stage biotechnology company developing novel hospital-based therapies in the management of acute, life-threatening conditions, today announced randomization of the first patient in its multi-center, controlled, open-label study of intracisternal administration of EG-1962 in adults with aneurysmal subarachnoid hemorrhage (aSAH).

“We are pleased to have randomized the first patient in this important study,” said Nerissa U. Ko, M.D., MAS, Professor of Neurology at UCSF Medical Center and study investigator. “EG-1962 administered into an external ventricular drain (EVD) more than doubled the chances of favorable clinical outcomes compared to oral nimodipine in aSAH patients in the North American Phase 1/2 NEWTON study. Intracisternal delivery of EG-1962 could provide another option for patients who suffer an aSAH including those without an EVD with the hope to improve clinical outcomes compared to standard of care oral nimodipine.”

The cisternal study is expected to investigate the safety and pharmacokinetic profile of EG-1962 administered directly into the basal cisterns of the brain compared to standard of care oral nimodipine in a group of 12 patients with aSAH. Clinical outcomes will be assessed as well. Patients eligible for this study do not always require an EVD although they remain at risk for delayed neurological complications following their ruptured brain aneurysm. Patients will be randomized on a 3:1 basis to receive either a single dose of EG-1962 via intracisternal administration or up to a total of 21 days of standard of care oral nimodipine taken 6 times daily. Edge expects data from this study will be available in 2017.

“We believe EG-1962 has the potential to fundamentally improve patient outcomes after aSAH, and intracisternal delivery could allow access to EG-1962 for those aSAH patients who undergo microsurgical clipping and do not currently receive an EVD,” said Brian Leuthner, Edge’s President and Chief Executive Officer.

About EG-1962

EG-1962 is a novel polymeric microsphere containing nimodipine suspended in a diluent of sodium hyaluronate. EG-1962 utilizes Edge’s proprietary PrecisaTM development platform and is designed to improve patient outcomes following aSAH. EG-1962, administered through an EVD, is currently being studied in the pivotal Phase 3 NEWTON 2 study. EG-1962 has been granted Fast Track designation by the U.S. Food and Drug Administration (FDA), and orphan drug designation by the FDA and the European Commission.

About the NEWTON Study

In the completed North American Phase 1/2 NEWTON study, pooled clinical outcome results showed that 60 percent of patients treated with EG-1962 achieved a favorable outcome (scores of 6-8 as measured by the Extended Glasgow Outcome Score [GOSE]) at 90 days compared to 28 percent of patients in the active control standard of care oral nimodipine arm who achieved a favorable outcome. In addition, improved clinical outcome was supported by a reduction in angiographic vasospasm, delayed cerebral ischemia, reduced use of rescue therapies, and shorter intensive care and overall hospital lengths of stay. Safety results showed that no patients experienced EG-1962-related hypotension, compared to 17 percent of patients treated with oral nimodipine.

About aSAH

An aSAH is a brain hemorrhage after which blood from a ruptured aneurysm enters the subarachnoid space, the area between the middle and deepest protective layers of the brain. Approximately 600,000 individuals worldwide suffer an aSAH annually. In the U.S., approximately 35,000 aSAH patients, with an average age of 52, arrive alive at the hospital each year, and approximately 75 percent of these patients die or suffer permanent brain damage.

About Edge Therapeutics, Inc.

Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms for the management of acute, life-threatening neurological and other conditions. EG-1962, Edge’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, which is bleeding around the brain due to a ruptured brain aneurysm. Edge is evaluating EG-1962 in two clinical studies: a pivotal Phase 3 NEWTON 2 study of EG-1962 delivered via external ventricular drain, and a study of direct intracisternal administration of EG-1962. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements

This press release and any statements of representatives of Edge Therapeutics, Inc. related thereto that are not historical in nature contain, or may contain, among other things, certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," “seeks,” "intends," "plans," "potential" or similar expressions, including statements with respect to Edge’s study of the intracisternal administration of EG-1962, Edge’s future clinical plans, Edge’s ability to advance its portfolio of therapies towards commercialization and the potential effects of its products. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge's control) as described under the heading "Risk Factors" in Edge’s filings with the United States Securities and Exchange Commission.

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Investor Contact:
Gregory Gin
Edge Therapeutics, Inc.
Tel: 1-800-208 EDGE (3343)
Email: ggin@edgetherapeutics.com

Media Contact:
Laura Bagby
6 Degrees
Tel: 312-448-8098
Email: lbagby@6degreespr.com